EXHIBIT 99.4

Timberline Receives Notice from the NYSE MKT

02/08/14

Coeur d'Alene, Idaho - February 8, 2014 - Timberline Resources Corporation (NYSE MKT: TLR; TSX-V: TBR) ("Timberline" or the "Company") announced today that it has received notice from the NYSE MKT LLC (the "Exchange") that the Company is not in compliance with one of the Exchange's continued listing standards as set forth in Part 10 of the NYSE MKT Company Guide (the "Company Guide"). Specifically, the Company is not in compliance with Section 1003(a)(iv) of that Company Guide in that it has sustained losses which are substantial in relation to its overall operations or its existing financial resources, or its financial condition has become impaired such that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature.

In order to maintain its listing on the Exchange, the Exchange has requested that the Company submit a plan of compliance (the "Plan") by February 20, 2014 addressing how it intends to regain compliance with Section 1003(a)(iv) of the Company Guide by March 31, 2014.

Timberline's management has been working to increase its working capital and minimize expenditures by forgoing salaries, minimizing discretionary exploration expenditures and reducing other expenses. Most recently, the Company had relied on anticipated funding through purchases of shares of its common stock by RockStar Resources ("RockStar") pursuant to the Exclusivity Fee specified in the No-Shop/Exclusivity clause of the Confidentiality Agreement entered into by and between the Company and RockStar in December 2013 (see press release dated December 5, 2013). However, as previously announced on February 6, 2014, the Company has not received any funds from RockStar from the funding commitments for December 31, 2013 and January 31, 2014. The resulting cash deficiency is a major factor considered by the Exchange prior to its issuance of the notice of non-compliance.

Timberline's management is pursuing a number of potential transactions to address the Company's financial requirements. The Company intends to submit a Plan in the prescribed form to the Exchange prior to the due date that management anticipates will address the concerns of the Exchange and regain compliance with the Exchange's continued listing standards. If the Plan is not accepted by the Exchange, then the Company will be subject to the Exchange's delisting procedures.

The Company recognizes the need to engage in financing transactions to continue as a going concern given its current cash balance and anticipated, upcoming operating expenses. Such financing activities may include equity financings, asset sales, strategic alliances, or other arrangements, in order to execute its operating plans and exploration programs. The Company may not be able to obtain necessary financing in sufficient amounts to meet its ongoing obligations or on acceptable terms, if at all, however, Company management believes that through its best efforts it will complete a Plan and one or more transactions that will bring the Company into compliance with NYSE MKT guidelines.

Unexpected regulatory delays in permitting have resulted in deferred receipts of cash flow from the Company's Butte Highlands project, however the permitting process is advancing as the Montana Department of Environmental Quality works to finalize preparation of a Final Environmental Impact Statement as the remaining milestone toward issuance of the final Hard Rock Operating Permit.

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States. Timberline holds a 50-percent carried interest ownership stake in the Butte Highlands Joint Venture in Montana. Timberline's exploration is primarily focused on the major gold districts of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere. Timberline's leadership has a proven track record of discovering economic mineral deposits that are developed into profitable mines.

Timberline is listed on the NYSE MKT where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Forward-looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. These statements include but are not limited to statements regarding the Company's intention to submit a Plan to the Exchange, the management's expectation that the submitted Plan will be accepted by the Exchange, potential future financing transactions, prospective income from the Butte Highlands Project and the uses of such income, if any and the Company's ability to raise enough to continue as a going concern. When used herein, the words "anticipate," "believe," "estimate," "upcoming," "plan," "target", "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to the Company and RockStar not being able to reach agreement on a mutually beneficial transaction, risks related to the Company not being able to obtain alternative financing, risks related to RockStar not being able to fund the exclusivity fee, risks related to potential future transactions, risks related to the Company continuing as a going concern , and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2013. Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:
Paul Dircksen, CEO
Phone: 208.664.4859